RULE 424(B)(3)
                                                        SEC FILE NO: 333-43745

                 STICKER SUPPLEMENT DATED SEPTEMBER 25, 1998
                  TO PROSPECTUS DATED FEBRUARY 10, 1998, OF
                           HIGHWOODS PROPERTIES, INC.

      THE SOLE PURPOSE OF THIS PROSPECTUS SUPPLEMENT IS TO REPLACE THE INFORMATION SET FORTH UNDER THE CAPTION "SELLING SECURITYHOLDERS" IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT HAVE THE MEANINGS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT SUPERCEDES AND REPLACES THE PROSPECTUS SUPPLEMENT DATED AUGUST 26, 1998.

                             SELLING SECURITYHOLDERS

      This Prospectus Supplement and the accompanying Prospectus relate to the offer and sale by the holders thereof from time to time of up to (i) 117,617 shares (the "Original Shares") of the Company's Common Stock; (ii) 2,972,524 shares (the "Redemption Shares") of Common Stock by which shares may be issued by the Company to the extent that holders of up to 2,972,524 Common Units exercise their right to redeem such Units and the Company elects to satisfy such redemption right through the issuance of Common Stock; (iii) 1,444,290 shares (the "Warrant Shares") of Common Stock issuable upon the exercise of up to 1,444,290 Warrants, which Warrants may be deemed to be held by affiliates of the Company; and (iv) 1,479,290 Warrants.

      The Company has agreed to indemnify the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the Selling Securityholders may be required to make in respect thereof. Insofar as indemnification of the Selling Securityholders for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      Because the Selling Securityholders may offer all or some of the Securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that will be held by the Selling Securityholders after completion of the offering, no estimate can be given as to the principal amount of the Securities that will be held by the Selling Securityholders after completion of the offering.

      The Selling Securityholders and any broker or dealer to or through whom any of the Securities are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Securities offered hereby, and any profits realized by the Selling Securityholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Securityholders are not expected to exceed normal selling expenses for sales. The registration of the offering of the Securities by the Selling Securityholders under the Securities Act shall not be deemed an admission by the Selling Securityholders or the Company that the Selling Securityholders are underwriters for purposes of the Securities Act of any Securities offered under this Prospectus.

      The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below. The following table provides the name of each Selling Securityholder and the number of shares of Common Stock or Warrants beneficially owned and offered hereby by each Selling Securityholder. The number of shares of Common Stock provided in the following table includes the number of shares that may be acquired by each Selling Securityholder upon redemption of Units or upon exercise of Warrants.

      The Securities offered by this Prospectus may be offered from time to time by the Selling Securityholders named below:

   Name of Selling               Number of Shares        Number of Shares            Number of                 Number of
   Securityholder (1)            of Common Stock         of Common Stock         Warrants Owned             Warrants Offered
                                 Owned Prior to           Offered Hereby         Prior to Offering              Hereby
                                 Offering
   -----------                   -------------             ------------            ------------               -----------

James R. Heistand (2)               1,491,660               1,491,660                 852,575                   852,575
Allen C. De Olazarra (4)              835,350                 835,350                 488,165                   488,165
Dale Johannes (4)                     203,171                 203,171                 103,550                   103,550
Karen Blakely                              NA                      NA                  10,000                    10,000
Mary L. Demetree                       25,309                  25,309                      NA                        NA
William G. Evans                       32,308                   1,539                      NA                        NA
Robert Turner                              NA                      NA                  10,000                    10,000
Mark Walsh                                 NA                      NA                  15,000                    15,000
Jewish Communal Fund                   11,391                  11,391                      NA                        NA
1985 Trust F/B/O
    Clate Joseph Korsant                2,936                   2,936                      NA                        NA
1985 Trust F/B/O Justin
    Frederick Korsant                   2,936                   2,936                      NA                        NA
James Babb III                          1,289                   1,289                      NA                        NA
Dr. Gregory Beer                        1,467                   1,467                      NA                        NA
Geoffrey Beer                             817                     817                      NA                        NA
Geoffrey Boisi                          2,623                   2,623                      NA                        NA
Brainard Holdings, Inc.                16,378                  16,378                      NA                        NA
Burden Direct Investment
    Fund I                             46,255                  46,255                      NA                        NA
Max C. Chapman                         14,634                  14,634                      NA                        NA
Cumberland Apartment Group              3,505                   3,505                      NA                        NA
Jeff Dishner                              815                     815                      NA                        NA
Jonathan Eilian                        13,664                  13,664                      NA                        NA
James Gates                            11,216                  11,216                      NA                        NA
Steve Goldman                           2,104                   2,104                      NA                        NA
Eugene Gorab                            8,446                   8,446                      NA                        NA
Madison Grose                          16,541                  16,541                      NA                        NA
James A. Kleeman, M.D                     163                     163                      NA                        NA
Merrick Kleeman                         8,863                   8,863                      NA                        NA
Lowell D. Kraff                           238                     238                      NA                        NA

John Kukral                            24,016                  24,016                      NA                        NA
Lambster Partners                       2,317                   2,317                      NA                        NA
Montrose Corp.                        146,649                 146,649                      NA                        NA
Charles E. Mueller, M.D                   311                     311                      NA                        NA
Michael Mueller                         1,142                   1,142                      NA                        NA
Jack Nash                              12,019                  12,019                      NA                        NA
The Nash Family Partnership             5,853                   5,853                      NA                        NA
Alan Schwartz                           4,254                   4,254                      NA                        NA
Jerome Silvey                           1,538                   1,538                      NA                        NA
Star Investors, GP                    117,307                 117,307                      NA                        NA
Starwood Capital Group, LLC            69,231                  69,231                      NA                        NA
Starwood Office Investors I, Inc.       4,015                   4,015                      NA                        NA
Starwood Opportunity
     Fund IV, L.P.                  1,055,711               1,055,771                      NA                        NA
Barry Sternlicht                      132,256                 132,256                      NA                        NA
Jay Sugarman                            3,548                   3,548                      NA                        NA
Ziff Investors Partnership,
    L.P. II                           230,954                 230,954                      NA                        NA

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(1)   A "Selling Securityholder" shall also include any person or entity that receives Securities (or Common Units or Warrants redeemable or exercisable for Securities) as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. Any Selling Securityholder who is not specifically named in the foregoing table will be named in a supplement to the Prospectus if such a supplement is required by the rules and regulations of the Securities and Exchange Commission at the time such Selling Securityholder offers any Securities.
(2)   Executive officer and director.
(3) Number of shares shown includes Redemption Shares that may be issued upon redemption of outstanding Units even if not currently redeemable and Warrant Shares issuable upon exercise of outstanding Warrants even if not currently exercisable.
(4) The Selling Securityholder's Redemption Shares and Warrant Shares are being registered hereby should such stockholder be deemed to be an underwriter under Rule 145 of the Securities Act or an affiliate. The Company disclaims that the Selling Securityholder is an underwriter or an affiliate of the Company.